EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

                      [LETTERHEAD OF HJ & ASSOCIATES, LLC]


Board of Directors
GK Intelligent Systems, Inc.
Houston, Texas 77056

We hereby consent to the incorporation by reference in this Registration Statement of GK Intelligent Systems, Inc., on Form S-8, of our report dated April 17, 2003, (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern) of GK Intelligent Systems, Inc. for the year ended December 31, 2002, which is part of this Registration Statement, and all references to our firm included in this Registration Statement.


/s/ HJ & Associates, LLC
Salt Lake City, Utah
May 8, 2003